                 DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS OF
                   COUNTRYWIDE ASSET MANAGEMENT CORPORATION
                            (The Company's Manager)

  NAME                          AGE   OFFICE
-----------------------------   ---   ------
Angelo R. Mozilo*               55    Chairman of the Board of Directors

David S. Loeb*                  70    Vice Chairman of the Board of Directors
                                      and Chief Executive Officer

Stanford L. Kurland             41    Director and President

Michael W. Perry*               32    Director and Executive Vice President and
                                      Chief Operating Officer

Richard H. Wohl*                36    Director and Senior Vice President,
                                      General Counsel and Secretary

Sterling B. Abernathy*          33    Senior Vice President and Chief Accounting
                                      Officer

Carmella L. Grahn*              33    Senior Vice President/Secondary Marketing

Kellie A. Johnson*              33    Senior Vice President/Sales and Marketing

Kevin W. Bartlett               37    Director

Ralph S. Mozilo                 53    Director

* The above are also directors and/or officers of CWM. A description of their backgrounds is hereby incorporated by reference to CWM's definitive proxy statement, to be filed pursuant to Regulation 14A within 120 days after the end of the fiscal year.

Stanford L. Kurland joined CFC in 1979 and is Senior Managing Director and Chief Operating officer of CFC. He became a director of CAMC in 1985.

Kevin W. Bartlett joined CFC in 1986 and is Managing Director, Secondary Marketing, for CCI and CFC. He became a director of CAMC in 1986.

Ralph S. Mozilo joined CFC in 1971 and is Executive Vice President of Underwriting and Compliance for CFC. He became a director of CAMC in 1993. Ralph Mozilo is Angelo Mozilo's brother.

                                 Exhibit 99.1